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                                                                  Exhibit 10.10a


                          RESTATED EMPLOYMENT AGREEMENT

                  RESTATED EMPLOYMENT AGREEMENT, dated as of August __, 1999, by and between U.S. Industries, Inc., a Delaware corporation, with its principal office at 101 Wood Avenue South, Iselin, New Jersey 08830 ("USI"), and James O'Leary, residing at _______________________________ ("Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, Executive and USI have previously entered into an employment agreement (the "Employment Agreement");

                  WHEREAS, Executive is currently employed as Senior Vice President and Chief Financial Officer of USI;

                  WHEREAS, USI and Executive desire to amend and restate the Employment Agreement to establish a new title and add additional responsibilities and to modify certain other terms of employment (the "Restated Employment Agreement").

                           NOW, THEREFORE, in consideration of the premises and
mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                  1. TERM OF EMPLOYMENT. Executive's employment under this Restated Employment Agreement commenced on February 22, 1995 (the "Commencement Date") and will currently expire



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on February 21, 2001 (the "Employment Term"). Subject to earlier termination pursuant to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive two (2) year periods unless USI or Executive gives written notice to the other at least ninety (90) days prior to the expiration of the then current Employment Term of the termination of Executive's employment hereunder at the end of such current Employment Term.

                  2. POSITIONS. Executive shall serve as the Executive Vice President of USI. If requested by the Board of Directors of USI (the "Board") or the Chairman and so elected by the stockholders of USI, Executive shall also serve on the Board without additional compensation. Executive shall also serve, if requested by the Board or the Chairman, as an executive officer and director of subsidiaries and a director of associated companies of USI and shall comply with the policy of the Compensation Committee of the Board (the "Compensation Committee") with regard to retention or forfeiture of the director's fees.

                  (a) Executive shall report to the Chief Executive Officer of USI or Chief Operating Officer of USI, as determined by the Board; provided that so long as the current Chief Executive Officer of USI remains as such, Executive shall report to such Chief Executive Officer of USI. Executive shall have such duties and authority, consistent with his position as the Executive Vice President of USI as shall be assigned to him from time to time by the Board, the Chief Executive Officer of USI or, if he is reporting to him, the Chief Operating Officer of USI.

                  (b) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive



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shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal investments and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, Executive shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to USI.

                  3. BASE SALARY. During the Employment Term after the date hereof, USI shall pay Executive a base salary at the annual rate of not less than $385,000. Base salary shall be payable in each case in accordance with the usual payroll practices of USI. Executive's Base Salary shall be subject to annual review by the Board in December of each year and may be increased, but not decreased, from time to time upon recommendation of the Compensation Committee, except, prior to a Change in Control, as defined in Section 10 hereof, it may be decreased proportionately in connection with an across the board decrease applying to all senior executives of USI. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Restated Employment Agreement.

                  4. INCENTIVE COMPENSATION. (a) BONUS. For each fiscal year or portion thereof during the Employment Term which commences after the date hereof, Executive shall be eligible to participate in an incentive pay plan of USI established upon recommendation of the Compensation Committee that provides an annualized cash bonus opportunity with a target bonus potential equal to at least 85% of Base Salary (the "Target Bonus").


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                  (b) RESTRICTED STOCK. Any restricted stock plan and/or grants shall provide that the restricted stock granted in 1995 (the "Restricted Stock") and any other restricted stock that may thereafter be granted to Executive, shall fully vest on a Change in Control. Furthermore, such plan and/or the grants shall provide that if Executive retires (voluntarily or involuntarily other than for Cause) at or after his sixty-second (62nd) birthday with ten (10) or more years of service with USI or its predecessors (including without limitation HM Anglo-American Ltd. ("HM")) and, in the case of voluntary retirement, Executive gives USI at least six (6) months prior written notice of such retirement, an additional portion of the Restricted Stock and any other restricted stock that may thereafter be granted to Executive shall become nonforfeitable upon such retirement. To determine such additional portion of each grant, Executive's years and partial years of employment with USI during the applicable vesting period shall be multiplied by two (2) and applied to the applicable vesting schedule. The additional portion of a grant that shall become nonforfeitable upon such retirement shall be equal to the amount calculated as aforesaid, less the portion of the applicable grant which previously became nonforfeitable. Notwithstanding the foregoing, the Compensation Committee may, in accordance with the terms of the restricted stock plan, vest a larger portion of such restricted stock upon retirement.

                  (c) OPTIONS. The options granted to Executive in 1995 (the "Options") and all options that have or may hereafter be granted to Executive shall fully vest upon a Change in Control. In addition, any option plan and/or the grants thereunder shall provide that if Executive retires (voluntarily or involuntarily other than for Cause) at or after his sixty-second (62nd) birthday with ten (10) or more years of service with USI or its predecessors (including without limitation HM) and,

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in the case of voluntary retirement, Executive gives USI at least six (6) months prior written notice of such retirement, all options granted to Executive shall fully vest on the date of such retirement.

                  (d) OTHER COMPENSATION. USI may, upon recommendation of the Compensation Committee, award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

                  5. EMPLOYEE BENEFITS AND VACATION. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by USI from time to time for the benefit of the senior executives of USI of a materially comparable level, in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive). Notwithstanding the foregoing, after a Change in Control, during the Employment Term, Executive shall be entitled to (i) coverage and benefits at least equal in the aggregate to the benefits provided under the benefit plans and programs, including, without limitation, any life insurance, medical insurance, disability, pension, savings, incentive, retirement and other plans and programs, of USI applicable to Executive immediately prior to such Change in Control, and (ii) any fringe benefits and prerequisites of at least equal value to those provided by USI to Executive immediately prior to the Change in Control. If Executive is currently provided with a leased automobile or an automobile allowance, USI shall, as of the date hereof, continue the same arrangement that currently exists, but reserves the right, upon recommendation of the Compensation Committee, to modify the arrangement or change the level of allowances in the future. To the extent permitted under applicable law, USI shall not treat as



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compensation to Executive fringes and perquisites provided to Executive or the items under Section 6 below.

                  (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with USI's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by USI for its senior executive employees.

                  6. BUSINESS EXPENSES. USI shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with USI's policies as in effect from time to time.

                  7. TERMINATION. (a) The employment of Executive under this Restated Employment Agreement shall terminate upon the occurrence of any of the following events:

                             (i)    the death of Executive;

                            (ii) the termination of Executive's employment by
                  USI due to Executive's Disability pursuant to Section 7(b) hereof;

                           (iii) the termination of Executive's employment by
                  Executive for Good Reason pursuant to Section 7(c) hereof;

                            (iv) the termination of Executive's employment by
                  USI without Cause;



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                             (v) the termination of employment by Executive
                  without Good Reason upon sixty (60) days prior written notice;

                            (vi) the termination of employment by Executive,
                  with or without Good Reason during the thirty (30) day period commencing one (1) year after the Change in Control (such thirty (30) day period being referred to herein as the "Change in Control Protection Period"), provided that Executive shall have a right to terminate employment pursuant to this Section 7(a)(vi) and receive the amounts under Section 8(c)(A)(i) and
                  (ii) unless, simultaneous with the Change in Control, USI or the person or entity triggering the Change in Control delivers to Executive an irrevocable direct pay letter of credit with regard to the amounts under Section 8(c)(A)(i) and (ii) and satisfying the requirements of Section 7(g) hereof (and further provided that the foregoing shall in no way affect full vesting of Restricted Stock and Options, as well as other restricted stock and options, if any, upon a Change in Control in accordance with Section 4 hereof);

                           (vii) the termination of Executive's employment by
                  USI for Cause pursuant to Section 7(e);

                           (viii) The retirement of Executive by USI at or after
                  his sixty-fifth birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

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                  (b) DISABILITY. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Restated Employment Agreement for more than six (6) months in any twelve
(12) consecutive month period, USI may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a Notice of Disability Termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period.

                  (c) TERMINATION FOR GOOD REASON. A Termination for Good Reason means a termination by Executive by written notice given within ninety
(90) days after the occurrence of the Good Reason event. For purposes of this Restated Employment Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof): (i) Any material demotion of Executive from his position as Executive Vice President or any material diminution of Executive's duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence) or, after a Change in Control, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position;
(ii) Removal of, or the nonreelection of, Executive from the officer positions with USI specified herein without election to a materially comparable or higher position; (iii) After a Change in Control, or prior to a Change in Control without providing a relocation program at least

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as favorable as the Relocation Program set forth in Exhibit 1 hereof, a relocation of USI's principal executive offices to a location more than both thirty-five (35) miles from Iselin, New Jersey and thirty-five (35) miles from Executive's residence at the time of the relocation, or a relocation of Executive to a location more than thirty-five (35) miles from USI's then principal executive offices; (iv) After a Change in Control, a failure by USI
(A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate immediately prior to the Change in Control (the "Bonus Plans"), provided that any such Bonus Plans may be modified at USI's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) Any material breach by USI of any provision of this Restated Employment Agreement, including without limitation Section 11 hereof;
(vi) If on the Board at the time of a Change in Control, Executive's removal from or failure to be reelected to the Board thereafter; or (vii) Failure of any successor to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of USI hereunder.

                  (d) NOTICE OF TERMINATION FOR GOOD REASON. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for



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Good Reason any facts or circumstances which contribute to the showing of Good
Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Section 7(c)(ii) or (iii) the date may be two (2) days after the giving of such notice.

                  (e) CAUSE. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by USI for Cause. For purposes of this Restated Employment Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to USI or its business; (ii) the refusal of Executive to follow the proper written direction of the Board, the Chief Executive Officer of USI or, if he is reporting to him, the Chief Operating Officer of USI provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board, the Chief Executive Officer of USI or the Chief Operating Officer of USI (whichever is applicable);
(iii) substantial and continuing willful refusal by Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board, the Chairman, the Chief Executive Officer or the Senior Operations Officer specifically identifies the manner in which it is believed that Executive has substantially and continually refused to attempt to perform his duties hereunder; (iv) Executive being convicted of a felony (other than a felony involving a motor vehicle); (v) the breach by Executive of any material




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fiduciary duty owed by Executive to USI; or (vi) Executive's dishonesty, misappropriation or fraud with regard to USI (other than good faith expense account disputes).

                  (f) NOTICE OF TERMINATION FOR CAUSE. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. Further, a Notification for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Restated Employment Agreement or not to have followed the procedures set forth in this Restated Employment Agreement shall be deemed a Termination by USI without Cause.

                  (g) The irrevocable direct pay letter of credit required to be delivered pursuant to Section 7(a)(vi) shall be in an amount equal to the amount Executive would be entitled to under Section 8(c)(A)(i) and (ii) hereof if he was terminated without Cause upon the Change in Control (the "Occurrence") and have an expiration date of no less than two (2) years after the Occurrence. Executive shall be entitled to draw on the letter of credit upon presentation to the issuing bank of a demand for payment signed by Executive that states that
(i) (A) a Good Reason event has occurred



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and Executive would be entitled to payment under Section 8(c) of this Restated
Employment Agreement if he elected to terminate employment for Good Reason or
(B) one (1) year and not more than one (1) year and thirty (30) days has expired since the Occurrence or (C) Executive is entitled to payment under Section 8(c) of this Restated Employment Agreement and (ii) assuming the event set forth in
(i) entitled him to payment under Section 8(c) of this Restated Employment Agreement, the amount USI would be indebted to him at the time of presentation under Section 8(c)(A)(i) and (ii) if he then was eligible to receive payments under Section 8(c). There shall be no other requirements (including no requirement that Executive first makes demand upon USI or that Executive actually terminates employment) with regard to payment of the letter of credit. To the extent the letter of credit is not adequate to cover the amount owed to Executive by USI under this Restated Employment Agreement, is not submitted by Executive or is not paid by the issuing bank, USI shall remain liable to Executive for the remainder owed Executive pursuant to the terms of this Restated Employment Agreement. To the extent any amount is paid under the letter of credit it shall be a credit against any amounts USI then or thereafter would owe to Executive under Section 8(c) of this Restated Employment Agreement. The letter of credit shall be issued by a national money center bank with a rating of at least A by Standard and Poors. USI shall bear the cost of the letter of credit.

                  8. CONSEQUENCES OF TERMINATION OF EMPLOYMENT. (a) DEATH. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Restated Employment Agreement shall terminate without further obligations to Executive's legal representatives under this Restated Employment Agreement except for: (i) any compensation earned but not yet paid, including and without limitation, any declared but unpaid bonus, any amount of Base Salary or deferred compensation accrued or earned but unpaid,



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any accrued vacation pay payable pursuant to USI's policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to Executive's estate; (ii) the product of (x) the target annual bonus for the fiscal year of Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by USI, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives; (iii) subject to Sections 4(b) and (c) hereof, full accelerated vesting under all outstanding equity-based and long-term incentive plans (with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans); (iv) subject to Section 9 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of USI, which shall be paid in accordance with such plans or policies;
(v) payment on a monthly basis of six (6) months of Base Salary, which shall be paid to Executive's spouse, or if he is not married or if she shall predecease him, then to Executive's estate; and (vi) payment of the spouse's and dependent's COBRA coverage premiums to the extent, and so long as, they remain eligible for COBRA coverage, but in no event more than three (3) years. Section 11 hereof shall also continue to apply.

                  (b) DISABILITY. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death, provided that the payment of Base Salary shall be reduced by the projected amount he would receive under any



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long-term disability policy or program maintained by USI during the six (6)
month period during which Base Salary is being paid. Section 11 hereof shall also continue to apply.

                  (c) TERMINATION BY EXECUTIVE FOR GOOD REASON OR FOR ANY REASON DURING THE CHANGE IN CONTROL PROTECTION PERIOD OR TERMINATION BY USI WITHOUT CAUSE OR NONEXTENSION OF THE TERM BY USI. If (i) outside of the Change in Control Protection Period, Executive terminates his employment hereunder for Good Reason during the Employment Term, (ii) a Change in Control occurs and during the Change in Control Protection Period Executive terminates his employment for any reason, (iii) Executive's employment with USI is terminated by USI without Cause, or (iv) Executive's employment with USI terminates as a result of USI giving notice of nonextension of the Employment Term pursuant to
Section 1 hereof, Executive shall be entitled to receive (A) subject to the second and third from last sentences of this Section 8(c), in a lump sum within five (5) days after such termination (i) two (2) times Base Salary, (ii) prior to a Change in Control, the highest annual bonus paid or payable to Executive for any of the previous two (2) completed fiscal years by the Company or its predecessor, or on or after a Change in Control, two (2) times the Target Bonus,
(iii) any unreimbursed business expenses payable pursuant to Section 6, and (iv) any Base Salary, Bonus, vacation pay or other deferred compensation accrued or earned but not yet paid at the date of termination; (B) subject to Sections 4(b) and (c) hereof, (i) vesting of the number of restricted shares of each grant awarded to Executive equal to (I) the product of (x) the number of restricted shares awarded to Executive in the grant, multiplied by (y) a fraction, the numerator of which is the number of months Executive is employed by USI during the applicable vesting period, and the denominator of which is the total number of months in the applicable vesting period, less (II) the number of restricted shares previously vested with regard to such grant, provided that, however, if Executive's employment



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is terminated by the Company without Cause (but for no other reason) Executive shall be vested in the greater of the foregoing number of restricted shares and the number of restricted shares that would otherwise be vested on the next vesting date following Executive's termination of employment and notwithstanding the foregoing, the Compensation Committee may, at any time and in accordance with the terms of the restricted stock plan, vest a larger portion of the restricted shares granted to Executive, (ii) all other equity-based compensation, including Options, that has vested as of the date of termination in accordance with the applicable vesting schedule and (iii) all benefits payable under the long term incentive plans as determined in accordance with the terms of such plans; (C) subject to Section 9 hereof, any other amounts or benefits due Executive under the then applicable employee benefit plans of USI as shall be determined and paid in accordance with such plans, policies and practices; (D) two (2) years of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of USI, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in USI's defined benefit plan covering Executive); (E) two (2) years of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (F) payment by USI of the premiums for Executive and his dependents' health coverage for two
(2) years under USI's health plans which cover the senior executives of USI or materially similar benefits. Payments under (F) above may at the discretion of USI be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering



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Executive and his dependents under substitute arrangements. In the event that the termination entitling Executive to payments under this Section 8(c) occurs on or after February 22, 2001, but prior to a Change in Control, the amounts payable under subparts (A)(i) and (ii) of this Section 8(c) beyond one times the amounts specified shall not be paid in a lump sum, but shall be paid, subject to
Section 9 hereof, in twelve (12) equal monthly installments commencing one (1) year after such termination. If there is a Change in Control thereafter, the amounts, if any, remaining to be paid pursuant to the preceding sentence (and in accordance with Section 9 hereof) shall be paid in a lump sum within five (5) days thereafter. In the circumstances of (i) through (iv) above, Section 11 hereof shall also continue to apply.

                  (d) TERMINATION WITH CAUSE OR VOLUNTARY RESIGNATION WITHOUT GOOD REASON OR RETIREMENT. If Executive's employment hereunder is terminated (i) by USI for Cause, (ii) by Executive without Good Reason outside of the Change in Control Protection Period, or (iii) by USI pursuant to Section 7(a)(viii) hereof, Executive shall be entitled to receive only his Base Salary through the date of termination, any earned but unpaid bonus, and any unreimbursed business expenses payable pursuant to Section 6. Subject to Section 4 hereof, all other benefits (including without limitation restricted stock and options) due Executive following such termination of employment shall be determined in accordance with the plans, policies and practices of USI.

                  9. NO MITIGATION; SET-OFF. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and prior to February 22, 2001 or after a Change in Control, there shall be no offset against any amounts due Executive under this Restated Employment Agreement on account of any remuneration attributable



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to any subsequent employment that Executive may obtain. In the event of any termination of employment entitling Executive to payments under Section 8(c) hereof on or after February 22, 2001, and before a Change in Control, there shall be no offset against any amounts due Executive under this Restated Employment Agreement on account of any remuneration that Executive receives during the one (1) year after Executive's employment terminates (the "One-Year Period"); but if, at any time after the One-Year Period, but prior to a Change in Control, Executive is employed on a substantially full time basis either as an employee or independent contractor (other than self employed as an independent contractor doing special projects for unrelated entities or unrelated consulting firms with no project scheduled to extend, or extending on a substantially full-time basis for more than sixty (60) days after the end of the One-Year Period) the amounts payable to him under Section 8(c)(A)(i) and
(ii) hereof shall cease. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of USI and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

                  10. CHANGE IN CONTROL. For purposes of this Restated Employment Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than USI, any trustee or other fiduciary holding securities under any employee benefit plan of USI, or any company owned, directly or indirectly, by the stockholders of USI in substantially the same proportions as their ownership of Common Stock of USI), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of USI representing twenty-five percent (25%) or more of the



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combined voting power of USI's then outstanding securities; (ii) during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with USI to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by USI's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) the stockholders of USI approve a merger or consolidation of USI with any other corporation, other than a merger or consolidation which would result in the voting securities of USI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of USI or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of USI (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of USI's then outstanding securities shall not constitute a Change in Control of USI; or (iv) the stockholders of USI approve a plan of complete liquidation of USI or an agreement for the sale or disposition by USI of all or substantially all of USI's assets other than the sale or disposition of all or substantially all of the assets of USI to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of USI at the time of the sale, including but not limited, to any entity which is, directly or indirectly, owned (based on normal issue voting interests or capital interests) after completion of the transaction at least fifty percent (50%) by the ultimate shareholders of the Company.

                  11. INDEMNIFICATION. (a) USI and any other entity that becomes USI agree that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of USI, such other company and/or any other affiliate of any of such companies, or is or was serving at the request of any of such companies as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the applicable company to the fullest extent authorized by Delaware law (or, if other than USI, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by USI, and shall inure to the benefit of his heirs, executors and administrators. This amendment and restatement shall not release Hanson PLC ("PLC"), HM or any of their affiliates from any indemnity or other obligation under Sections 11 of the Employment Agreement prior to this amendment and restatement.

                  (b) As used in this Restated Employment Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Restated Employment Agreement.

                  (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by USI in advance upon request of Executive and the giving by Executive of any undertakings required by applicable law.

                  (d) Executive shall give USI notice of any claim made against him for which indemnity will or could be sought under this Restated Employment Agreement. In addition, Executive shall give USI such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

                  (e) With respect to any Proceeding as to which Executive notifies USI of the commencement thereof:

                      (i) USI will be entitled to participate therein at its own expense; and

                      (ii) Except as otherwise provided below, to the extent that it may wish, USI jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of USI.

                  (f) USI shall not be liable to indemnify Executive under this Restated Employment Agreement for any amounts paid in settlement of any action or claim effected without its written consent. USI shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither USI nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

                  (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of USI, agreement, vote of stockholders or disinterested directors or otherwise.

                  (h) Each entity which is or becomes USI hereunder agrees to obtain Officer and Director liability insurance policies covering Executive and shall maintain at all times following the Commencement Date and during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $20 million. USI and each other entity which becomes USI shall maintain for a six
(6) year period commencing on the date Executive ceases to be an employee of such entity, Officer and Director liability insurance coverage for events occurring during the period Executive was an employee or director of such entity in the same aggregate amount and under the same terms as are maintained for its active officers and directors. The phrase "in the same aggregate amount and under the same terms" shall include the same level of self-insurance by PLC or USI as shall be maintained for active officers and directors.

                  12. SPECIAL TAX PROVISION. (a) Anything in this Restated Employment Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by USI (whether pursuant to the terms of this Restated Employment Agreement or any other plan, arrangement or agreement with USI, any person whose actions result in a change of ownership covered by Internal Revenue Code (the "Code") Section 280G(b)(2) or any person affiliated with USI or such person) as a result of a change in ownership of USI or a direct or indirect parent thereof (other than in all instances PLC, Hanson Industries ("HI") or HM) covered by Code Section 280G(b)(2) (collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under
Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), USI shall pay to Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of
(i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement

Payment is made or is to be made. The intent of this Section 12 is that (a) Executive, after paying his federal, state and local income tax and any payroll taxes on Executive, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 12 and (b) that Executive should never be "out-of-pocket" with respect to any tax or other amount subject to this Section 12, whether payable to any taxing authority or repayable to USI, and this
Section 12 shall be interpreted accordingly. For the avoidance of doubt, none of PLC, HI nor HM shall in any event be liable for any payments due as a result of a change in ownership (within the meaning of Code Section 280G(b)(2)) of USI after the Spinoff.

                  (b) Except as otherwise provided in Section 12(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                      (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, USI's independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by USI and Executive) (the "Accountant"), deliver a written opinion to Executive, reasonably satisfactory to Executive's legal counsel, that Executive has a reasonable basis to claim that the Covered

         Payments (in whole or in part) (A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

                      (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

                  (c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed:

                             (i) to pay federal, state and/or local income taxes
                  at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

                            (ii) to have otherwise allowable deductions for
                  federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income.

                  (d) (i) (A) In the event that prior to the time Executive has filed any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatever, the correct amount of the

Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, Executive shall repay to USI, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

                  (B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, Executive shall file at the request of USI an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to USI until actual refund or credit of such portion has been made to Executive, and interest payable to USI shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion (less any tax Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).

                          (C) In the event Executive receives a refund pursuant
to (B) above and repays such amount to USI, Executive shall thereafter file for refunds or credits by reason of the repayments to USI.

                          (D) Executive and USI shall mutually agree upon the
course of action, if any, to be pursued (which shall be at the expense of USI) if Executive's claim for refund or credit is denied.

                  (ii) In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), USI shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.


                  (iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 12, subject to subpart (i)(D) above, Executive shall permit USI to control issues related to this Section 12 (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and USI shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of USI to accompany him and Executive and his representative shall cooperate with USI and its representative.

                  (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 12 (other than by mutual agreement) or, if not required, agreed to by USI and Executive, Executive shall cooperate fully with USI, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of Executive.

         (e) The Tax Reimbursement Payment, or any portion thereof, payable by USI shall be paid not later than the fifth (5th) day following the determination by the Accountant, and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). USI shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, USI shall pay Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to USI, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

         (f) USI shall be responsible for all charges of the Accountant and if clause (e) above is applicable the reasonable charges for the opinion given by Executive's counsel.

         (g) USI and Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 12 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Section 12(d)(i)(D) hereof.

                  13. LEGAL AND OTHER FEES AND EXPENSES. In the event that a claim for payment or benefits under this Restated Employment Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, provided Executive is successful with regard to a material portion of his claim.

                  14. MISCELLANEOUS.

                  (a) GOVERNING LAW. This Restated Employment Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

                  (b) ENTIRE AGREEMENT/AMENDMENTS. This Restated Employment Agreement, as amended and restated herein, and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by USI from and after the date hereof and supersedes any prior agreements between USI and Executive (but not the terms of, or rights under, any equity or benefits plans or grants existing on the date hereof nor the obligations of PLC, HM or their affiliates under Section 11 of this Restated Employment Agreement prior to this amendment and restatement). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Restated Employment Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  (c) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Restated Employment Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Restated Employment Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of USI, as the case may be.

                  (d) ASSIGNMENT. This Restated Employment Agreement shall not be assignable by Executive. This Restated Employment Agreement shall be assignable by USI only to an acquiror of all or substantially all of the assets of USI, provided such acquiror promptly assumes all of the obligations hereunder of USI in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

                  (e) SUCCESSORS; BINDING AGREEMENT; THIRD PARTY BENEFICIARIES. This Restated Employment Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

                  (f) COMMUNICATIONS. For the purpose of this Restated Employment Agreement, notices and all other communications provided for in this Restated Employment Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Restated Employment Agreement, provided that all notices to USI shall be directed to the attention of the Senior Vice President, General Counsel and Secretary of USI, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

                  (g) WITHHOLDING TAXES. USI may withhold from any and all amounts payable under this Restated Employment Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  (h) SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

                  (i) COUNTERPARTS. This Restated Employment Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (j) HEADINGS. The headings of the sections contained in this Restated Employment Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Restated Employment Agreement.

                  (k) EXECUTIVE'S REPRESENTATION. Executive represents and warrants to USI that there is no legal impediment to him performing his obligations under this Restated Employment Agreement and neither entering into this Restated Employment Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Restated Employment Agreement as of the day and year first above written.

                                        U.S. INDUSTRIES, INC.


                                        By:
                                           -------------------------------
                                           Name:
                                           Title:



                                         ---------------------------------
                                                 James O'Leary

                                                                       EXHIBIT 1


                               RELOCATION PROGRAM

This document describes the Executive relocation/reimbursement program (the "Relocation Program") available to Executive.

         I. The Executive will be reimbursed by the Company for the actual costs associated with the sale of Executive's principal home ("Former Home"), as follows:

                  A.       Generally:

                  (1) Packing, shipping, moving, unpacking and insuring household goods and common personal possessions (carrier is typically prohibited from delivering perishables, frozen foods, plants or shrubbery, combustible items and paint, or articles of extraordinary value such as jewelry, precious stones, stamp collections, wills, stocks, etc.).

                  (2) Reasonable (at least three roundtrips with Executive and one dependent) pre-move travel, meals, etc. for house hunting.

                  (3) Selling expenses on Executive's Former Home as follows:

                                    -   Reasonable attorney's fees
                                    -   Transfer tax
                                    -   Real estate commission, up to a maximum
                                        total of 6% of the gross sales price.

                  (4) Disconnecting and connecting normal appliances at origin and destination (not including installation or overhauling of equipment).

         B.       The Company will pay for moving the following:

                  (1) Automobiles (maximum two), registered in Executive's (or spouse's) name.

                  (2) One boat or trailer, registered in Executive's (or spouse's) name.

         C. The Company will not pay for moving firewood, building materials, exclusive use of van, household cleaning and maid service, assembly or disassembly of portable swimming pools or items of a similar nature.

         D. The Company will reimburse Executive for the following incidental expenses reasonably incurred in connection with Executive's relocation:

                  (1) Travel expenses, including meals and lodging incurred by Executive and dependents while traveling from Former Home to Executive's new location via personal car or common carrier, economy class.

                  (2) Meals and lodging expenses temporarily incurred by Executive and dependents, if any, until Executive obtains permanent living quarters. Such reimbursement shall not exceed such costs for two weeks or until two days following delivery of Executive's personal or household goods, whichever first occurs. Extensions may be granted at the Company's discretion as a result of extenuating circumstances.

         E. The Company will reimburse Executive for the following expenses in connection with purchasing a principal house/home within a reasonable proximity to the new Company's headquarters' location within twelve (12) months of the relocation of Executive:

                  (1)      Reasonable attorney's fees;

                  (2)      Title search and any other filing fees;

                  (3)      Building and termite inspection;

                  (4) Mortgage application, placement fee and points (up to a maximum payment of the lesser of 1 1/2 points or $6,000 for points).

         F. The Company will make a payment to Executive equal to one month's Base Salary to cover other incidental expenses relating to moving. Executive is not required to submit a claim for this payment. This payment will be made within thirty (30) days of Executive's actual physical permanent relocation, upon notice from Executive confirming the move.

         II.      Tax Issues

                  Federal Income Tax law generally requires the Company to file forms with the Internal Revenue Service ("IRS") indicating the amount of moving and relocation expenses paid to Executive or to others on behalf of Executive. Such amounts may include, for example, the cost of moving household goods and real estate commissions which are paid directly by the Company to outside companies. The total of the amounts will generally be reported to the IRS on Form W-2, a copy of which will be sent to Executive.

                  The Company shall advise Executive of the details of the moving expenses and reimbursements and will provide the information to Executive in accordance with applicable IRS Forms or Notices or, if no IRS Form or Notice is required, in a format selected by the Company.

                  Executive generally will be required to include in taxable income the amounts shown on Form W-2 and will be permitted to claim certain moving expense deductions for amounts paid directly by the Executive and not reimbursed by the Company by filing Form 3903 - Moving Expense Adjustment, or other applicable IRS forms. The Company will reimburse Executive for additional federal taxes incurred as a result of reporting income in excess of allowable deductions resulting from the relocation other than that resulting from a termination by the Executive without Good Reason or by the Company for Cause (the "Excess Amount"). However, the income provided pursuant to
                  Section I.F. will be subtracted from the Excess Amount prior to calculating the additional federal tax "gross-up". The Company will also reimburse Executive for additional state and other payroll taxes, if any, incurred as a result of paying for expenses referred to above, subject to the same limitations.

                  The Company is also required to withhold federal income taxes from that portion of Executive's reimbursement which are included in income and non-deductible. The amount of such taxes withheld will be reimbursed to Executive.

                  Because the tax reimbursement(s) will also be taxable income to Executive in the year received, the reimbursement(s) will be "grossed-up" so that the amount received will substantially equal the balance of the tax, as well as the tax on the reimbursement, at Executive's marginal rate of federal tax and, if applicable, any state tax and payroll taxes.